                         THE METLIFE NON-MANAGEMENT
                         DIRECTOR DEFERRED COMPENSATION PLAN

      December 2004

IMPORTANT NOTICES

This Program Description provides an overview of the MetLife Non-Management Director Deferred Compensation Plan (the "Plan"). It is also the official plan document that legally governs the Plan. This plan document will govern in every respect and instance.

This Program Description may be updated from time to time to implement changes in the Plan. Fund performance data will be updated periodically. These updates will constitute part of the Prospectus distributed with respect to the Plan.

The Plan Administrator may amend, alter or terminate the Plan in accordance with its terms at any time and for any reason. The Plan is effective on January 1, 2005 (deferral elections may be made earlier), and the Plan will continue in effect until amended, suspended, or terminated according to its terms. This Plan is designed to replace the MetLife Deferred Compensation Plan for Outside Directors and Article VII of the MetLife, Inc. 2000 Directors Stock Plan, respectively, beginning with 2005 compensation deferrals; earlier deferrals will remain governed by the earlier plans.

MetLife, Inc. will have the obligation to pay amounts deferred under the Plan. MetLife, Inc.'s obligations will be registered under the Securities Act of 1933, as amended. Since this is an unfunded plan, your rights or claims against assets or property are no greater than those of a general creditor. Shares of MetLife, Inc. common stock paid under the Plan may be shares of treasury common stock or authorized but unissued common stock.

       This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.
                  The date of this Prospectus is December 2004.

PLAN AT-A-GLANCE

PURPOSE To provide eligible directors with the opportunity to defer their cash and MetLife Stock compensation, thereby deferring payment of federal and most state income taxes on such compensation.

ELIGIBILITY                         Directors of MetLife, Inc. who are not
                                    employees of MetLife, Inc. or any of its affiliates.

ELECTION OPTIONS                    -     Deferral amount

                                    -     Investment tracking funds
                                          (for cash deferrals)

                                    -     Distribution date

                                    -     Number of distribution payments

ANNUAL ENROLLMENT PERIOD            December 1, 2004 - December 31, 2004.

ENROLLMENT PERIOD FOR               Newly-appointed directors may make a
NEW DIRECTORS                       deferral election for fees payable in the
                                    calendar year in which they are elected, but must do so by the earlier of the next
                                    Directors meeting attended for which they earn fees or 30 days of appointment.

INVESTMENT TRACKING                 Your deferred cash compensation accounts
                                    will be credited with gains and losses
                                    reflecting the performance of the investment tracking funds and indices you select.

INVESTMENT TRACKING FUND CHANGES    Limited to a total of six times per year for
                                    either future deferrals or existing account balances.

CHANGES IN AMOUNTS DEFERRED         None allowed, except for hardship.

FORM OF DISTRIBUTION                Your deferred cash compensation will be paid
                                    in cash at the end of the deferral period.
                                    Your deferred awards of MetLife Stock will be paid in the form of such stock, with imputed reinvested dividends, at the end of the deferral period.

DISTRIBUTION:

  -   NUMBER                        Lump-sum payment or up to 15 annual
                                    installments.

  -   TIMING                        Beginning upon earlier of 60 days after
                                    termination of service as a director or on a designated future date.

  -   HARDSHIP                      Immediate lump-sum payment (availability
                                    strictly limited).

CHANGES TO DISTRIBUTION             You may change the distribution date to a
DATE AND/OR NUMBER OF PAYMENTS      date at least five years later than the date
                                    you originally selected, and/or increase the number of payments. Your change will only be effective if you submit your request no later than one year before the earlier of the end of your service as a director or the date of payment you originally selected.

TAXES Deferred compensation is taxable as ordinary income at the time of distribution. Rollover to an IRA, qualified plan or non-qualified plan is not permitted.

BENEFICIARY                         Upon your death, any existing account
                                    balances will be paid to your designated beneficiary in a lump sum.

PLAN FUNDING                        The Plan is a non-qualified, unfunded plan.
                                    Your accounts are maintained for
                                    record-keeping purposes only.

METLIFE NON-MANAGEMENT DIRECTOR DEFERRED COMPENSATION PLAN

The MetLife Non-Management Director Deferred Compensation Plan (the "Plan") allows eligible directors to defer receiving a portion of their annual retainer, committee chair fees, and meeting fees, if any, payable in cash or shares of MetLife, Inc. common stock ("MetLife Stock") for services in 2005 and thereafter, thereby deferring payment of federal and most state income taxes until a later date when the deferred payments are received. Participation in the Plan is completely voluntary.

ELIGIBILITY

Members of the Board of Directors of MetLife, Inc. (the "Board") who are not employees of MetLife, Inc. or any of its affiliates ("Non-Management Directors") are eligible to participate. In this Program Description, "you" refers to a director who is eligible to participate in the Plan.

MAKING A DEFERRAL ELECTION

Prior to each year in which you will provide services as a Non-Management Director, you may defer all or a portion of fees payable as compensation for such services. Deferrals begin with the first fees payable for such services during a calendar year and end with the last fees payable during the calendar year. Designations do not carry over from year to year; you must make a new designation each year.

When you are elected to the Board, you may defer all or a portion of your fees payable in that calendar year by submitting a deferral election before the earlier of (1) the first meeting that you attend for which you earn fees; or (2) the thirtieth day after you become eligible to participate in the Plan.

To defer your cash compensation, you need to complete a deferral election form specifying:

- The percentage of your cash fees you want deferred into a Deferred Cash Account (if you choose to defer any of your cash fees, your deferral must equal at least $10,000.00);

- The investment tracking funds that will be used to adjust the value of that Deferred Cash Account; and

- A future distribution date and number of payments for that Deferred Cash Account (paid in cash).

The MetLife Non-Management Director Deferred Compensation Plan is a non-qualified plan that is unfunded and subject to the risks described in this document. Amounts credited to an account are solely for record-keeping purposes. The Plan is not subject to protection under the Employee Retirement Income Security Act of 1974 (ERISA).

To defer your MetLife Stock compensation, you need to complete a deferral election form specifying:

- The percentage of your MetLife Stock fees you want deferred into a MetLife Deferred Stock Account;

- The future distribution date and number of payments for your MetLife Deferred Stock Account.

Your deferral election form must be submitted during the enrollment period. If you submit an election form that does not specify when payment is to be made, payment will be made upon the termination of your service as a Non-Management Director. If you submit an election form that does not specify the number of installments in which payment should be made, payment will made in a single lump sum.

Before making your elections, you may wish to consult a tax or personal financial advisor.

All deferrals are subject to the terms of this Plan.

INCOME TAXES

Deferred compensation is not subject to current taxation under federal and most state income tax laws until payment is made to you. Deferred compensation to Non-Management Directors is not subject to Social Security or Medicare taxes.

DEFERRAL AMOUNTS

During the annual enrollment period, you may elect to defer all or a portion of your fees payable in the following year for services as a director of MetLife, Inc. If you choose to defer any of your cash fees, you must defer at least $10,000.

Once you elect your deferral amount, you may not change it. You may, however, suspend deferrals in cases of extreme hardship as provided in the Plan. See "Hardship Exceptions," below.

DEFERRED COMPENSATION ACCOUNTS

If you defer any or all of your cash compensation, a Deferred Cash Account in your name for that year's deferrals will be established for record-keeping purposes. If you defer any of your MetLife Stock compensation, a MetLife Deferred Stock Account in your name for that year's deferrals will be established for record-keeping purposes. You will receive account statements quarterly.

Your accounts will be credited on the date on which your fees would have been payable had you not elected to defer receipt of such fees.

INVESTMENT TRACKING FOR YOUR DEFERRED CASH ACCOUNTS

Investment tracking is used as a device for adjusting the value of your Deferred Cash Accounts, based on performance of the actual fund or index. Gains or losses, measured on a daily basis, will be reflected in your account, in effect "mirroring" the performance of the specified fund(s) or index(ices) you select. Your deferred cash will not actually be invested in the funds or indices.

The Plan may be amended by the Plan Administrator to eliminate or replace any investment tracking fund or index at any time. See "Plan Administrator," below.

You currently may select one or more of 13 investment tracking funds and indices, each of which mirrors the performance of one of the following actual fund or index.

       ACTIVELY MANAGED FUNDS                          MARKET INDICES
------------------------------------    --------------------------------------------
MetLife SIP Fixed Income Fund           S&P 500(R) Index
Lord Abbett Bond Debenture Fund         Russell 2000(R) Index
Oakmark Fund(R)                         Nasdaq Composite(R) Index
MetLife SIP Small Company Stock Fund    MSCI EAFE(R) Index
Oakmark International Fund              Lehman Brothers(R) Aggregate Bond Index
                                        Merrill Lynch US High Yield Master II Index
                                        MSCI Emerging Markets Index (SM)

SINGLE-STOCK FUND

MetLife Common Stock Fund*

Fund and index allocations must be made in multiples of 5%.

You may change your allocation among investment tracking funds and indices - either with regard to future deferrals or your existing account - at any time during the year by contacting Nonqualified Plan Services (NQPS) at (phone) (877) 855-6777 ext. 7, (fax) (314) 543-0229; however, you may make no more than six changes per year. You will receive confirmation of your changes shortly after they are made. Allocations into and out of the MetLife Common Stock Fund must be pre-cleared with the Corporate Secretary in accordance with the MetLife Insider Trading Policy.

See below for information about the investment tracking funds and indices.

METLIFE DEFERRED STOCK ACCOUNTS

Your MetLife Deferred Stock Accounts will reflect the number of shares of Stock you deferred, plus imputed reinvested dividends (on the same basis as such dividends are paid on actual shares of MetLife Stock).

The value of your MetLife Deferred Stock Account will depend on the price of MetLife Stock, which is affected by market conditions and other factors, such as declared dividends. As a result, the value of your MetLife Deferred Stock Account is anticipated to have a relatively high risk profile.

-------------
* This investment tracking fund may be used to adjust the value of any or all of your Deferred Cash Compensation Account. Values are tracked in this investment tracking fund using the value and performance of Stock, but payment is made in cash. Your MetLife Deferred Stock Account, which consists of deferred Stock payments, is paid out in the form of Stock.

Your MetLife Deferred Stock Accounts will be appropriately adjusted (as determined by the Governance Committee of the Board of Directors of MetLife, Inc., or its successor) in the event of any MetLife Stock dividend, MetLife Stock split, recapitalization (including, but not limited, to the payment of an extraordinary dividend), merger, consolidation, combination, or spin-off affecting MetLife, Inc. capitalization, distribution of MetLife, Inc. assets to holders of MetLife Stock (other than ordinary cash dividends), exchange of shares; other similar corporate change.

THE DISTRIBUTION DATES

For each of your Deferred Cash Accounts and your MetLife Deferred Stock Accounts separately, you may choose to have your distributions begin either (1) on a specific date no less than three years after the year of deferral (for example: for payments attributable to services performed in 2005, the date you may choose may not be earlier than 2009), or (2) upon the termination of your service as a Non-Management Director of MetLife, Inc. If you choose to receive your account on a specific date, your account will be paid to you at the earlier of (a) the date you selected, or (b) within 60 days following the termination of your service as a director.

Once you have designated a distribution date, you cannot change it except as described below under "Changing the Distribution Date And/Or Number of Payments."

NUMBER OF PAYMENTS

You may elect to receive each of your account balances in either a lump-sum payment or up to 15 annual installments. For each of your Deferred Cash Accounts, each annual installment will be a fraction of the account's cash value with one being the numerator and the number of payments remaining being the denominator. For each of your MetLife Deferred Stock Accounts, each annual installment will be a fraction of the number of shares of MetLife Stock represented in the account, with one being the numerator and the number of payments remaining being the denominator and disregarding any fraction of a share until the last installment. For example, if you elect to receive 10 annual payments, the first payment is equal to 1/10th of the account; the second payment is equal to 1/9th of the account; and so on until final payment is made.

FORM OF PAYMENTS

All payments from your Deferred Cash Accounts (including portions invested in the MetLife Common Stock Fund) will be made in cash. All payments from your MetLife Deferred Stock Account will be made in MetLife Stock, except that fractional shares will be paid in cash at the Closing Price of MetLife Stock on the date of payment.*

TAXATION OF PAYMENTS

Payments are subject to deductions in accordance with federal, state and local tax laws and regulations. Rollover to an IRA, qualified plan or non-qualified plan is not permitted.

CHANGING THE DISTRIBUTION DATE AND/OR NUMBER OF PAYMENTS

For each of your Deferred Cash Account and your MetLife Deferred Stock Account for a given year, you may make changes only once, at which time you may change either or both: (1) the date you have selected to receive payment of your deferred compensation to a date at least five (5) years later than your original selection; and/or (2) the number of payments you have chosen to receive (your change must increase and not decrease the number of payments). You must make all changes to any particular account at the same time; provided, however, that your changes are effective if you submit them no later than one year before the earlier of the original date you had selected for payment or the date your service as a Non-Management Director ends, and otherwise will not be effective.

PAYMENT TO BENEFICIARIES

If you die before your distributions begin or are completed, the balance in your accounts will be paid as a single lump sum to your beneficiary. If you have not designated a beneficiary, or your beneficiary dies before you do, the balance in your accounts will be paid to your surviving spouse or, if you are not married at the time, to your estate. A domestic partner is not considered a surviving spouse under the Plan.

You may designate an individual, entity, trustee, or your estate as your beneficiary, and you may change your beneficiary at any time. Each beneficiary designation will apply to all of your deferrals under the Plan, and will supersede your previous beneficiary designations. Unless or until you submit a new beneficiary designation form, your last beneficiary designation (if any) under the MetLife Deferred Compensation Plan for Outside Directors (or, if you have not designated a beneficiary under that plan, the beneficiary you have designated under the MetLife, Inc. 2000 Directors Stock Plan, if any) will apply under this Plan.

---------------
* "Closing Price" means the closing price of a share of Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of shares of Stock are quoted at the relevant time) on such date. In the event that there are no transactions of Stock reported on such tape (or such other system) on such date, Closing Price shall mean the closing price on the immediately preceding date on which Stock transactions were so reported.

You may designate your beneficiary(ies) during each annual enrollment period. If you wish to change your beneficiary designations during the year, contact NQPS at (877) 855-6777 ext. 7. NQPS will send you a form on which you can make your new beneficiary elections.

LOANS

No loans may be taken from your accounts.

HARDSHIP EXCEPTIONS

In cases of extreme hardship, and consistent with legal requirements for deferral of income taxation, the Plan Administrator may suspend deferrals or make payments to you, reducing the value of your account. However, the total amount suspended and advanced cannot exceed the amount required to satisfy the financial consequences of the hardship and tax withholding requirements.

UNFUNDED, UNSECURED OBLIGATIONS OF METLIFE, INC.

Deferrals under the Plan are unfunded and unsecured obligations of MetLife, Inc. Your rights are those of a general unsecured creditor of MetLife, Inc.

ASSIGNMENT

No assignment or pledge of the right to receive the payment of amounts deferred or any other rights under the Plan may be made.

CHANGE OF CONTROL PROTECTION

You will be given the opportunity to choose to have your deferred compensation account paid to you if your service as a Non-Management Director ends within two years of a change of control of MetLife, Inc.* Payment would be made shortly after your service

--------------
* "Change of Control" shall mean the occurrence of any of:

a. any Person acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act")), directly or indirectly, of securities of MetLife, Inc. representing 25% or more of the combined Voting Power of MetLife, Inc.'s securities;

b. within any 24-month period, the persons who were directors of MetLife, Inc. at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board of Directors of MetLife, Inc. (the "Board") or the board of directors of any successor to MetLife, Inc.; provided, however, that any director elected or nominated for election to the Board of Directors of MetLife, Inc. by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subsection 21.3.2;

c. the stockholders of MetLife, Inc. approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of MetLife, Inc. which is consummated (a "Corporate Event"), and immediately following the consummation of which the stockholders of MetLife, Inc. immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (1) in the case of a merger or consolidation, the surviving or resulting corporation, (2) in the case of a share exchange, the acquiring corporation, or (3) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the MetLife, Inc. immediately prior to such Corporate Event; or

d. any other event occurs which the Board of Directors of MetLife, Inc. declares to be a Change of Control.

ends, and this election would take precedence over your usual deferral payment election. You will be able to make this election only once and it will apply to all of your deferred compensation accounts.

QUALIFIED DOMESTIC RELATIONS ORDERS ("QDROS")

Deferred Compensation will be distributed or attached to the extent required by a QDRO.

PLAN ADMINISTRATOR

The Plan is administered by a Plan Administrator who may establish, amend or rescind rules and regulations relating to the Plan. The Plan Administrator of this Plan is also the Plan Administrator of the Metropolitan Life Retirement Plan for U.S. Employees. The Employee Benefits Committee of the Metropolitan Life Insurance Company appoints the Plan Administrator of the Retirement Plan, who serves until such time as the Committee appoints a new Plan Administrator.

The Plan Administrator may amend, modify, suspend, or terminate the Plan at any time and for any reason, except as otherwise required by law. The Plan Administrator may not amend, modify or terminate the Plan in a way that will reduce the amount that has been accrued in your deferred compensation account prior to the effective date of the amendment, modification or termination.

The determinations and interpretations of the Plan made by the Plan Administrator shall be final, binding, and conclusive for all purposes under the Plan. The Plan Administrator may prescribe forms for participants to take action authorized or allowed under the Plan and may appoint agents and consult legal counsel and other professionals to assist in administration of the Plan. The Plan Administrator may, in his or her sole discretion, adjust the value of a deferred compensation account on a basis other than as prescribed in deferral or reallocation elections, including but not limited to the use of investment tracking funds other than those selected by the participant.

The Plan Administrator may reject or reform a deferral election on any lawful basis, and may conform any provision of the Plan to legal requirements for deferrals. Where consistent with such requirements, the Plan Administrator may pay deferred compensation regardless of the participant's election for payment at another time.

----------------
For purposes of the definition of Change of Control: 1) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided, however, that "Person" shall not include (i) MetLife, Inc. or any Affiliate of MetLife, Inc., (ii) the MetLife Policyholder Trust (and any person(s) who would otherwise be described herein solely by reason of having the power to control the voting of the shares held by that trust), or (iii) any employee benefit plan (including an employee stock ownership plan) sponsored by MetLife, Inc. or any Affiliate of MetLife, Inc.; 2) "Voting Power" shall mean such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company; 3) "Voting Securities" shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company; and 4) "Affiliate" shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, MetLife, Inc.

INVESTMENT TRACKING FUNDS AND INDICES - ADDITIONAL INFORMATION

Each investment tracking fund and index mirrors the performance of the actual fund or index to which it refers. Following are descriptions and historic performance data for the actual funds and indices, determined on a Total Return basis.

There is no guarantee that any of the funds will achieve its objectives or increase in value. Unless you choose the investment tracking fund for the MetLife SIP Fixed Income Fund, your deferrals may lose value. Each actively managed fund has investment management fees and/or other expenses associated with it. The descriptions below are derived from information provided by the funds and other sources deemed to be reliable by the Plan Administrator.

ACTIVELY MANAGED FUNDS

METLIFE SIP FIXED INCOME FUND: This fund is an individually managed separate account available under a Metropolitan Life Insurance Company group annuity contract. The fund seeks to generate a predictable return through a specified interest rate with preservation of capital by investing in Guaranteed Interest Contract Alternatives or similar contracts.

LORD ABBETT BOND DEBENTURE FUND: This fund (the Lord Abbett Bond Debenture Portfolio of the Met Investor Series Trust) is a mutual fund investment choice available under various variable insurance contracts issued by Metropolitan Life Insurance Company and its affiliates. The fund seeks to provide high current income and the opportunity for capital appreciation to produce a high total return. Under normal circumstances, the fund invests at least 80% of its net assets in debt securities. The fund normally invests substantially all of its assets in high-yield and investment-grade debt securities. It may invest in convertible securities. Up to 80% of the fund's assets may be invested in high-yield/high-risk debt securities ("junk bonds"). At least 20% of the fund's assets must be invested in any combination of investment-grade debt securities, U.S. Government securities and cash equivalents. The fund may also invest up to 20% of its net assets in equity securities. The fund may also invest up to 20% of its net assets in foreign debt and equity securities.(1, 3)

OAKMARK FUND(R): This fund is a mutual fund and seeks to achieve long-term capital appreciation following a value style by investing primarily in the common stocks of U.S. companies.

METLIFE SIP SMALL COMPANY STOCK FUND: This fund is an individually managed separate account available under a Metropolitan Life Insurance Company group annuity contract. The fund seeks to achieve long-term growth of capital by investing in the stocks of smaller U.S. companies with strong growth potential and to outperform the Russell 2000(R) Growth Index which measures the performance of small company stocks with lower market capitalization.(2)

OAKMARK INTERNATIONAL FUND: This fund is a mutual fund and seeks to achieve long-term capital appreciation following a value style by investing primarily in the common stocks of non-U.S. companies in mature and less-developed markets. There are no limits on the geographic asset distribution, but the fund does not expect to invest more than 35% of its assets in securities of companies in emerging markets.(3)

MARKET INDICES

S&P 500(R) INDEX: This index includes some of the 500 largest capitalized stocks in the U.S. and is one of the most widely recognized and used benchmarks of U.S. equity performance. Stocks that are not included among the 500 largest are included in the index for diversification purposes.

RUSSELL 2000(R) INDEX: This index measures stock performance of 2,000 smaller U.S. companies with market capitalization under $2.5 billion(2).

NASDAQ COMPOSITE(R) INDEX: The Nasdaq Composite Index measures all Nasdaq domestic and international-based common-type stocks listed on the Nasdaq Stock Market. The Nasdaq Composite includes over 3,000 securities.(3, 4)

MSCI EAFE(R) INDEX: The Morgan Stanley Capital International Europe, Australasia, Far East Index is a benchmark of developed market stock performance, excluding the United States and Canada.(3)

LEHMAN BROTHERS(R) AGGREGATE BOND INDEX: A benchmark index comprised of the Lehman Brothers Government/Credit Bond Index, the Lehman Brothers Mortgage-Backed Securities Index, the Lehman Brothers Asset-Backed Securities Index and the Lehman Brothers Commercial Mortgage-Backed Securities Index. Fixed income securities in the index include debt obligations issued or guaranteed by the U.S. government or its agencies and instrumentalities, debt issued or guaranteed by U.S. corporations, foreign companies, municipalities, government and international agencies, asset-backed securities and mortgage-backed securities.

MERRILL LYNCH US HIGH YIELD MASTER II INDEX: The Merrill Lynch U.S. High Yield Master II Index tracks the performance of below investment-grade U.S. dollar-denominated corporate bonds publicly issued in the U.S. domestic market.
(1)

MSCI EMERGING MARKETS INDEX (SM): The MSCI Emerging Markets Index is designed to measure equity market performance in global emerging markets. As of December 2003, the MSCI Emerging Markets Index consisted of the following 26 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey and Venezuela.(3)

SINGLE-STOCK FUND

METLIFE COMMON STOCK FUND: The performance of this fund will depend on the price of MetLife Stock, which is affected by market conditions and other factors, such as declared dividends. Like other individual stock funds, this fund is anticipated to have a relatively high risk profile. The performance of this fund includes the value of reinvested dividends, if any.

(1) Lower rated high-yield, high-risk securities generally involve more credit risk. These securities also may be subject to greater market price fluctuations than lower yielding higher rated debt.

(2) Investments in small capitalization and emerging growth companies involve greater than average risk. Such securities may have limited marketability and the issues may have limited product lines, markets and financial resources. The value of such investments may fluctuate more widely than investments in larger, more established companies.

(3) International stocks contain additional risks that are not associated with U.S. domestic issues, such as changes in currency exchange rates, different governmental regulations, economic conditions and accounting standards.

(4) This index is comprised to a significant degree in technology issues. The technology industry can be significantly affected by obsolescence, short product cycles, falling profits and prices, and competition from new market participants. A choice that is weighted in one sector is more volatile than those that diversify across many industry sectors.

               HISTORIC FUND & INDEX PERFORMANCE BY CALENDAR YEAR
                            As of September 30, 2004

These figures are past performance and are not an indication of future performance. Note: Unit values fluctuate and amounts received upon distribution may be more or less than deferrals and any matching contributions. Current performance may be lower or higher than the performance figures quoted.

                                                   YTD     2003     2002       2001      2000
                                                 ------   ------   -------   -------   --------
ACTIVELY MANAGED FUNDS

MetLife SIP Fixed Income Fund(1)                  3.36%    5.00%     5.80%     7.00%      6.70%
Lord Abbett Bond Debenture Fund(2)                4.07%   19.52%     1.28%    -1.32%     -0.95%
Oakmark Fund(R)(3)                                3.04%   25.30%   -14.41%    18.29%     11.78%
MetLife SIP Small Company Stock Fund(1)           0.93%   45.11%   -19.98%    -9.82%    -12.72%
Oakmark International Fund(3)                     5.33%   38.04%    -8.46%    -5.13%     12.50%

MARKET INDICES

S&P 500(R) Index(4, 9)                            1.50%   28.70%   -22.10%   -11.89%     -9.10%
Russell 2000(R) Index(5, 9)                       3.71%   47.25%   -20.48%     2.49%     -3.02%
Nasdaq Composite(R) Index(6, 9)                  -4.97%   50.01%   -31.53%   -21.05%    -39.29%
MSCI EAFE(R) Index(7, 9)                          4.27%   38.59%   -15.94%   -21.44%    -14.17%
Lehman Brothers(R) Aggregate Bond Index(6)        3.35%    4.10%    10.25%     8.44%     11.63%
Merrill Lynch US High Yield Master II Index(6)    6.05%   28.15%    -1.89%     4.48%     -5.12%
MSCI Emerging Markets Index(SM)(7, 9)             7.09%   55.82%    -6.17%    -2.62%    -30.83%
MetLife Common Stock Fund(8)                     14.79%   25.38%   -14.01%    -8.88%    145.56%

(1) Both the MetLife SIP Fixed Income Fund and the MetLife Small Company Stock Fund are individually managed separate accounts available under Metropolitan Life Insurance Company group annuity contracts. All performance is shown net of investment management fees and other expenses. Both funds have been available as tracking funds since January 1, 1998. Returns in the MetLife SIP Fixed Income Fund are credited to participants' balances by crediting a daily interest factor that produces the effective annual return that is declared for the fund. The declared rate for 2004 is 4.5%.

(2) The Lord Abbett Bond Debenture Fund (Lord Abbett Bond Debenture Portfolio of the Met Investors Series Trust, Class A shares) is a mutual fund investment choice available under various variable insurance contracts issued by Metropolitan Life Insurance Company and its affiliates. The Loomis Sayles High Yield Bond Portfolio of the Metropolitan Series Fund was merged into the Lord Abbett Bond Debenture Portfolio after the close of business on April 26, 2002. Performance for the Lord Abbett Bond Debenture Portfolio includes performance of the Loomis Sayles High Yield Bond Portfolio prior to April 27, 2002, and performance of the Lord Abbett Debenture Portfolio after April 26, 2002. All performance is shown net of the Lord Abbett Bond Debenture Portfolio's investment management fees and other expenses.

(3) The Oakmark Fund and the Oakmark International Fund are mutual funds. All performance is shown net of investment management fees and other expenses. The Oakmark Fund and Oakmark International Fund have been available as tracking funds since January 1, 1998.

(4) The S&P 500 Index Fund has been available as a tracking fund since January 1, 2001. The MetLife SIP Common Stock Index Fund was available in the Plan from January 1, 1998 through December 31, 2000. The MetLife SIP Common Stock Index Fund was converted to the S&P 500 Index Fund after the close of business on December 31, 2000.

(5) The Russell 2000 Index has been available as a tracking index in the Plan since January 1, 2001.

(6) The Nasdaq Composite Index, Lehman Brothers Aggregate Bond Index, and Merrill Lynch US High Yield Master II Index have been available as tracking indices since January 1, 2001.

(7) The MSCI EAFE Index and the MSCI Emerging Markets Index have been available as tracking indices since January 1, 2001. The name of the MSCI EMF Index tracking index has been changed to MSCI Emerging Markets Index to reflect the corresponding change of name in this MSCI market index.

(8) Performance data obtained from MetLife, Inc. Returns reflect the MetLife stock price (MET), including reinvested dividends, as reported by MetLife, Inc. The 2000 return is shown from the date of the Initial Public Offering, which was April 5, 2000.

(9) Investment-tracking on participants' accounts will be done using the Total Return measure (the percentage change in the unit price, plus the impact of reinvested dividends) for all funds and indices, including the S&P 500 Index, Russell 2000 Index, Nasdaq Composite Index, MSCI EAFE Index, and MSCI Emerging Markets Index tracking funds and indices. Returns in this chart reflect the Total Return measure for all periods shown for all funds and indices except the Nasdaq Composite Index, for which 2004 returns reflect the Total Return measure and 2000-2003 returns reflect the Price Return measure. Total Return information on the Nasdaq Composite Index is not available prior to 2004. Investment-tracking under the prior plan, the MetLife Deferred Compensation Plan for Outside Directors, was done for periods prior to January, 2005 using the Price Return measure (the percentage change in the unit price, without reinvested dividends) for the S&P 500 Index, Russell 2000 Index, Nasdaq Composite Index, MSCI EAFE Index, and MSCI Emerging Markets Index tracking indices, and performance charts in the program descriptions for that prior plan reflected the Price Return measure.

PROSPECTUS INFORMATION

In connection with the obligations of MetLife, Inc. under the Plan, the following constitute the prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended:

1.    The information set forth in this Program Description;

2. Any other written documents delivered to participants updating or revising the information in item 1 above. Those documents will contain a legend indicating that they constitute a part of the prospectus covering the obligations being offered as permitted by the Plan;

3. Each of the following documents filed by MetLife, Inc. with the Securities and Exchange Commission (the "Commission"), which are incorporated by reference in this prospectus:

      a) MetLife, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003;

      b) All other reports filed by MetLife, Inc. with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2003; and

      c) All documents subsequently filed by MetLife, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold.

You may obtain a copy of the above filings described in items 1 and 2, at no cost, by calling Nonqualified Plan Services at 1-877-855-6777. Filings described in item 3 and any other documents MetLife, Inc. provides to its shareholders may be obtained, at no cost, at www.metlife.com (by clicking on Investor Relations) or by calling 1-800-649-3593. You may also request copies of any of the above documents by writing to the MetLife Corporate Secretary, 200 Park Avenue, New York, NY 10166-0188.

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